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                                                                    Exhibit 23.1

Consent of Independent Auditors


The Board of Directors
Union Bankshares Corporation

We consent to incorporation by reference in Registration Statements No. 333-81199 on Form S-3 and No. 33-99900 on Form S-8 of Union Bankshares Corporation of our report dated January 16, 2002, relating to the consolidated balance sheets of Union Bankshares Corporation and subsidiaries (the Company) as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 2001, 2000 and 1999, which report appears in the Company's 2001 Form 10-K.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
March 27, 2002